                                  Exhibit 21
                          SUBSIDIARIES OF THE COMPANY
                             Pitt-Des Moines, Inc.
                               December 31, 1996

                                               Percentage of  Jurisdiction of
Name of Subsidiary                               Ownership     Incorporation
Canadian Des Moines Industries Ltd.                 100          Canada
Candraft Detailing, Inc. (1)                        100          Canada
Construcciones Pitt-Des Moines Venezuela, C.A.      100          Venezuela
General Steel Corporation (2)                        90          Washington
Hammond Latino Americana, S.A.                      100          Panama
HyCon, Inc.                                          81          Alabama
Hydrostorage, Inc.                                  100          Tennessee
Oregon Culvert Co., Inc.                             81          Oregon
  d/b/a Washington Culvert Co.
PDM Argentina, SA                                   100          Argentina
PDM Bonaire, N.V.                                   100          Netherlands Antilles
PDM Bridge Corporation                              100          Delaware
PDM Chile Limitada                                  100          Chile
PDM El Salvador, S.A. de C.V.                       100          El Salvador
PDM International Ltd.                              100          Delaware
PDM Latin America Ltd.                              100          Georgia
PDM Ohio, Inc.                                      100          Ohio
PDM Strocal, Inc.                                   100          Pennsylvania
PDM Virgin Islands, Ltd.                            100          Virgin Islands
Pittsburgh-Des Moines Sdn. Bhd. (PDM Malaysia)      100          Malaysia
P.T. Perkasa Daya Megah (PDM Indonesia)             100          Indonesia


(1)  Acquired March 10, 1997
(2)  Acquired January 31, 1997